EXHIBIT 5

SIMPSON THACHER & BARTLETT LLP

3330 HILLVIEW AVENUE

PALO ALTO, CA 94304

(650) 251-5000

FACSIMILE: (650) 251-5002

December 4, 2003

CB Richard Ellis Services, Inc.

865 South Figueroa Street, Suite 3400

Los Angeles, CA 90017

Ladies and Gentlemen:

We have acted as counsel to CB Richard Ellis Services, Inc., a Delaware corporation (the “Company”), and certain of its affiliates named in Schedule 1 hereto (individually, a “Guarantor” and collectively, the “Guarantors”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of $200,000,000 aggregate principal amount of 9¾% Senior Notes due May 15, 2010 (the “Exchange Securities”) and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Exchange Securities. The Exchange Securities and the Guarantees will be issued under an indenture dated as of May 22, 2003, as supplemented by the First Supplemental Indenture, dated as of July 23, 2003, and the Second Supplemental Indenture, dated as of December 4, 2003 (the “Indenture”), among the Company (as successor by merger with CBRE Escrow, Inc.), the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”).

We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the

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SIMPSON THACHER & BARTLETT LLP

originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

We have assumed further that (1) the Guarantors organized in States of the United States other than Delaware and New York have duly authorized, executed and delivered the Indenture and (2) the execution, delivery and performance by the Guarantors organized in States of the United States other than Delaware and New York of the Indenture and the Guarantees do not and will not violate the laws of California, Nevada or Texas or any other applicable law (except that no assumption is made with regard to the law of the State of New York and the federal laws of the United States).

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. When the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Exchange Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

2. When (a) the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange and (b) the Guarantees have been duly issued, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

SIMPSON THACHER & BARTLETT LLP

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and the Delaware General Corporation Law, the Delaware Limited Liability Company Act and the Delaware Revised Uniform Limited Partnership Act (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP

SCHEDULE 1

Baker Commercial Realty, Inc.

Bonutto-Hofer Investments

CB Richard Ellis Corporate Facilities Management, Inc.

CB Richard Ellis, Inc.

CB Richard Ellis Investors, Inc.

CB Richard Ellis Investors, L.L.C.

CB Richard Ellis of California, Inc.

CB Richard Ellis Real Estate Services, Inc. (formerly known as Insignia/ESG, Inc.)

CBRE Consulting, Inc.

CBRE Holding, Inc.

CBRE HR, Inc.

CBRE/LJM Mortgage Company, L.L.C.

CBRE/LJM-Nevada, Inc.

CBREI Funding, L.L.C.

CBREI Manager, L.L.C.

CBRE-Profi Acquisition Corp.

Edward S. Gordon Management Corporation

Global Innovation Advisor, LLC

Holdpar A

Holdpar B

I/ESG Octane Holdings, LLC

IIII-BSI Holdings, LLC

IIII-SSI Holdings, LLC

Insignia/ESG Capital Corporation

Insignia/ESG Northeast

Insignia Financial Group, Inc.

Insignia Financial Services, Inc.

Insignia Investment Management, Inc.

Insignia ML Properties, LLC

Investors 1031, LLC

Koll Capital Markets Group, Inc.

Koll Investment Management, Inc.

Koll Partnerships I, Inc.

Koll Partnerships II, Inc.

L.J. Melody & Company

L.J. Melody & Company of Texas, L.P.

LJMGP, LLC

Vincent F. Martin, Jr., Inc.

Westmark Real Estate Acquisition Partnership, L.P.